CONSENT OF INDEPENDENT AUDITORS

The Board of Directors and Shareholders
Sonus Corp.:

We consent to incorporation by reference in the Registration Statements on Form S-8 (Nos. 333-57673 and 333-83151) and in the Registration Statement on Form S-3 (No. 333-23137) of Sonus Corp. of our report dated November 13, 2000, relating to the consolidated balance sheets of Sonus Corp. and subsidiaries as of July 31, 2000 and 1999, and the related consolidated statements of operations, shareholders' equity and cash flows for each of the years in the three-year period ended July 31, 2000, which report appears in the July 31, 2000 annual report on Form 10-KSB of Sonus Corp.

/s/ KPMG LLP


Portland, Oregon
November 13, 2000